Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information sets forth the unaudited pro forma combined statement of income of the combined company for the nine months ended September 30, 2015 and for the year ended December 31, 2014, and the unaudited pro forma combined balance sheet as of September 30, 2015 to give effect to the transaction described in Note 1, or the transaction, as if such transaction was completed on January 1, 2014 and September 30, 2015, respectively.

The following unaudited pro forma combined financial information is based on the historical financial statements of Avangrid, Inc., or Avangrid, formerly Iberdrola USA, Inc., and UIL Holdings Corporation, or UIL, and is intended to illustrate how the transaction might have affected the historical financial statements of Avangrid if it had been consummated at the dates indicated above. The unaudited pro forma combined financial information reflects preliminary estimates and assumptions based on information available at the time of preparation, including fair value estimates of assets and liabilities. The unaudited pro forma combined financial information is provided for illustrative purposes only and does not necessarily reflect the financial position or results of operations that would have actually resulted had the transaction occurred as of the dates indicated, nor should it be taken as necessarily indicative of the future financial position or results of operations of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 37 of Avangrid’s Registration Statement on Form S-4 (File No. 333-205727), filed with the Securities and Exchange Commission, or the SEC, which was declared effective on November 12, 2015, or the S-4.

The unaudited pro forma combined financial information should be read together with:

•	the accompanying notes to the unaudited pro forma combined financial information;

•	the unaudited consolidated financial statements of Avangrid as of September 30, 2015 and for the three and nine months ended September 30, 2015 and 2014 contained in its Quarterly Report on Form 10-Q filed with the SEC on December 16, 2015;

•	the audited combined and consolidated financial statements of Avangrid as of December 31, 2014 and 2013 and for the three years ended December 31, 2014 included in the S-4;

•	the unaudited consolidated financial statements of UIL as of September 30, 2015 and for the three and nine months ended September 30, 2015 and 2014 contained in its Quarterly Report on Form 10-Q filed with the SEC on November 2, 2015, which are incorporated by reference into this document;

•	the audited consolidated financial statements of UIL as of December 31, 2014 and 2013 and for the three years ended December 31, 2014 contained in its Annual Report on Form 10-K filed with the SEC on February 26, 2015, which are incorporated by reference into this document.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the transaction, the costs to integrate the operations of UIL and Avangrid or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The unaudited pro forma combined financial information also does not reflect regulatory actions that impact the combined company.

Unaudited Pro Forma Combined Balance Sheet as of September 30, 2015

	As of September 30, 2015
	Historical Avangrid	Historical UIL	Reporting Reclassifications (K)	Transaction Adjustments		Pro Forma Avangrid
	(in millions)
Assets
Current Assets
Cash and cash equivalents	$1,050	$84	$—	$(662)	A	$472
Restricted cash	—	1	(1)	—		—
Accounts receivable and unbilled revenues, net	792	—	272	—		1,064
Accounts receivable, less allowance	—	216	(216)	—		—
Unbilled revenue		55	(55)	—		—
Notes receivable from affiliates	8	—	—	—		8
Derivative assets	120	10	—	—		130
Fuel and gas in storage	190	62	—	—		252
Materials and supplies	97	—	—	—		97
Deferred income taxes	61	—	—	17	B	78
Refundable taxes	—	14	—	—		14
Prepayments and other current assets	267	—	39	—		306
Prepayments	—	25	(25)	—		—
Other	—	14	(14)	—		—
Regulatory assets	114	82	—	—		196
Deferred income taxes regulatory	7	—	—	—		7

Total Current Assets	2,706	563	—	(645)		2,624

Other Investments
Equity investment in GenConn	—	110	(110)	—		—
Other	—	28	(28)	—		—

Total Other Investments	—	138	(138)	—		—

Property, plant and equipment, at cost	22,286	4,284	—	—		26,570
Less: accumulated depreciation	(6,289)	(1,071)	—	—		(7,360)
Net Property, Plant and Equipment in Service	15,997	3,213	—	—		19,210
Construction work in progress	1,032	272	—	—		1,304

Total Property, Plant and Equipment	17,029	3,485	—	—		20,514

Equity method investments	271	—	110	—		381

Other investments	40	—	28	25	C	93
Regulatory assets	2,269	683	—	130	E	3,082
Other Assets
Goodwill	1,361	266	—	1,510	D	3,137
Intangible assets	541	—	—	—		541
Derivative assets	120	21	—	—		141
Unamortized debt issuance expenses	—	13	(13)	—		—
Other long-term receivable	—	2	(2)	—		—
Other	60	1	15	17	F	93

Total Other Assets	2,082	303	—	1,527		3,912

Total Assets	$24,397	$5,172	$—	$1,037		$30,606

	As of September 30, 2015
	Historical Avangrid	Historical UIL	Reporting Reclassifications (K)	Transaction Adjustments		Pro Forma Avangrid
	(in millions)
Liabilities
Current Liabilities
Line of credit borrowings	$—	$85	$—	$—		$85
Current portion of debt	173	7	—	—		180
Tax equity financing arrangements	112	—	—	—		112
Interest accrued	37	26	—	—		63
Accounts payable	659	142	68	—		869
Dividends payable	—	24	—	—		24
Accrued liabilities	—	68	(68)	—		—
Taxes accrued	45	20	—	—		65
Derivative liability	86	28	—	—		114
Deferred income taxes	—	13	—	—		13
Other current liabilities	257	—	—	—		257
Regulatory liabilities	130	22	—	—		152

Total Current Liabilities	1,499	435	—	—		1,934

Regulatory Liabilities	1,354	524	—	—		1,878
Deferred income taxes regulatory	347	—	—	—		347
Other Non-current Liabilities
Deferred income taxes	2,409	620	—	—		3,029
Deferred income	1,571	—	—	—		1,571
Pension and other post-retirement	755	—	351	—		1,106
Pension accrued	—	264	(264)	—		—
Other post-retirement benefits accrued	—	87	(87)	—		—
Tax equity financing arrangements	205	—	—	—		205
Derivative liability	49	75	—	—		124
Asset retirement obligation	245	—	19	—		264
Environmental remediation costs	275	—	4	—		279
Other	247	49	(23)	—		273

Total Other Non-current Liabilities	5,756	1,095	—	—		6,851
Non-current debt	2,794	1,730	—	172	E	4,696

Total Non-current Liabilities	10,251	3,349	—	172		13,772

Total Liabilities	11,750	3,784	—	172		15,706

Stockholders’ Equity	12,631	1,388	—	865	G	14,884
Noncontrolling Interests	16	—	—	—		16

Total Equity	12,647	1,388	—	865		14,900

Total Liabilities and Equity	$24,397	$5,172	$—	$1,037		$30,606

See accompanying notes to the unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Statement of Income for the nine months ended

September 30, 2015

	For the nine months ended September 30, 2015
	Historical Avangrid	Historical UIL		Reporting Reclassifications (K)	Transaction Adjustments		Pro Forma Avangrid
	(in millions, except per share data)
Operating Revenues	$3,214	$1,226		$—	$—		$4,440
Operating Expenses
Purchased power, natural gas and fuel used	754	422		—	—		1,176
Transmission wholesale	—	68		(68)	—		—
Operations and maintenance	1,235	316		75	(26)	H	1,600
Impairment of non-current assets	10	—		—	—		10
Depreciation and amortization	525	123		—	—		648
Taxes other than income taxes	260	108		—	—		368
Merger and acquisition related expenses	—	7		(7)	—		—

Total Operating Expenses	2,784	1,044		—	(26)		3,802

Operating Income	430	182		—	26		638

Other Income and (Expense)
Other income, net	38	13		—	—		51
Earnings from equity method investments	(3)	10		—	—		7
Interest expense/charges, net	(191)	(73)		—	6	E	(258)

Income Before Income Tax	274	132		—	32		438
Income tax expense	103	43		—	13	I	159

Net Income	$171	$89		$—	$19		$279

Earnings per share (basic)	$705,110	$1.56		N/A	N/A		$0.90
Earnings per share (diluted)	$705,110	$1.55		N/A	N/A		$0.90
Cash dividends per share	—	$1.296	(2)	—	—			(1)

(1)	Avangrid will initially set its dividend at $0.432 per share, and will target a dividend based on a 65% to 75% payout ratio long-term.
(2)	The cash dividends declared per share amount disclosed in UIL’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2015 erroneously reflected only two quarters of dividends declared ($0.864). This amount has been corrected to reflect three quarters of dividends declared ($1.296). UIL has concluded that this error is immaterial to its prior period financial statements.

See accompanying notes to the unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 2014

	For the year ended December 31, 2014
	Historical Avangrid	Historical UIL	Reporting Reclassifications (K)	Transaction Adjustments		Pro Forma Avangrid
	(in millions, except per share data)
Operating Revenues	$4,594	$1,632	$—	$—		$6,226
Operating Expenses
Purchased power, natural gas and fuel used	1,181	600	—	—		1,781
Transmission wholesale	—	88	(88)	—		—
Operation and maintenance	1,552	400	95	—		2,047
Impairment of non-current assets	25	—	—	—		25
Depreciation and amortization	629	152	—	—		781
Taxes other than income taxes	322	138	—	—		460
Acquisition related expenses	—	7	(7)	—		—

Total Operating Expenses	3,709	1,385	—	—		5,094

Operating Income	885	247	—	—		1,132

Other Income and (Expense)
Other income, net	52	18	(16)	—		54
Earnings from equity method investments	12	14	—	—		26
Interest expense/charges, net	(243)	(96)	—	8	E	(331)
Acquisition related bridge facility fees	—	(16)	16	—		—

Income Before Income Tax	706	167	—	8		881
Income tax expense	282	57	—	3	J	342

Net Income	$424	$110	$—	$5		$539

Earnings per share (basic)	$1,743,940	$1.93	N/A	N/A		$1.74
Earnings per share (diluted)	$1,743,940	$1.92	N/A	N/A		$1.74
Cash dividends per share	—	$1.728	—	—			(1)

(1)	Avangrid will initially set its dividend at $0.432 per share, and will target a dividend based on a 65% to 75% payout ratio long-term.

See accompanying notes to the unaudited pro forma combined financial information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.	Description of the Transaction

On February 25, 2015, an agreement was reached between Avangrid, a wholly-owned subsidiary of Iberdrola, S.A., Green Merger Sub, Inc., or merger sub, a wholly-owned subsidiary of Avangrid, and UIL, under which UIL agreed to merge with and into merger sub, with merger sub surviving the merger as a wholly-owned subsidiary of Avangrid. The merger was completed on December 16, 2015, or the Acquisition Date, and in connection with the merger, 57,255,850 shares of common stock of Avangrid were issued to UIL shareowners in addition to payment of $10.50 in cash per each share of the common stock of UIL issued and outstanding at the Acquisition Date. Immediately following the completion of the merger, former UIL shareowners owned 18.5% of the outstanding shares of common stock of Avangrid and Iberdrola, S.A. owned the remaining shares. The transaction described above is referred to as the transaction in these notes to the unaudited pro forma combined financial information.

2.	Basis of Presentation

The historical consolidated financial statements of Avangrid and UIL have been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma combined financial information excludes the impacts of the settlement entered into with intervenors in the joint application of Iberdrola, S.A. et al. and UIL Holdings Corporation for Approval of a Change of Control before the Connecticut Public Utilities Regulatory Authority, or PURA, and the Massachusetts Department of Public Utilities, or DPU, which is discussed in the sections entitled “The Merger—Regulatory Approvals Required for the Merger—PURA Approval” and “The Merger—Regulatory Approvals Required for the Merger—DPU Approval” beginning on pages 107 and 109, respectively, of the S-4, on the basis that these three criteria are not met.

The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of the SEC’s Regulation S-X.

The unaudited pro forma combined financial information gives effect to the transaction accounted for as a business combination in accordance with ASC 805 Business Combinations, with Avangrid treated as the accounting acquirer, as if the transaction with UIL had been completed on January 1, 2014, for statements of income purposes, and on September 30, 2015 for balance sheet purposes.

UIL’s assets acquired and liabilities assumed will be recorded at their fair value at the Acquisition Date using the preliminary estimates, which are subject to change during the measurement period (up to one year from the Acquisition Date) as the valuations of the assets acquired and liabilities assumed are finalized. ASC 805 establishes that the consideration transferred shall be measured at the closing date of the transaction at the then-current market price. The purchase consideration for UIL under the acquisition method is based on the stock price of UIL on the Acquisition Date multiplied by the number of shares issued by Avangrid to the UIL shareowners after applying an equity exchange factor to the shares of vested restricted common stock of UIL, performance awards and other UIL shares. The “equity exchange factor” is the sum of one plus a fraction, (i) the numerator of which is the cash consideration and (ii) the denominator of which is the average of the volume weighted averages of the trading prices of UIL common stock on each of the ten consecutive trading days ending on (and including) the trading day that immediately precedes the closing date of the merger minus $10.50. The preliminary determination of the purchase price is based on a UIL stock price of $50.10 per share being the closing stock price on the Acquisition Date.

Transaction costs (i.e., advisory, legal and other professional fees) are not included as a component of the consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total transaction costs still expected to be incurred are estimated to be approximately $42 million, which are reflected in the unaudited pro forma combined balance sheet as of September 30, 2015 as a reduction to equity, net of the estimated tax effect of $17 million at a statutory tax rate of 40% applied to deductible amounts. Transaction costs of Avangrid and UIL of $26 million recorded in the historical income statement are non-recurring expenses and have therefore been removed, net of taxes, from the unaudited pro forma combined income statement for the nine months ended September 30, 2015.

3.	Pro Forma Adjustments

Transaction Adjustments

For the purpose of preparing the accompanying unaudited pro forma combined balance sheet as of September 30, 2015, management made the following assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from UIL based on preliminary estimates of fair value:

•	UIL’s shareowners exchanged their shares of UIL common stock for the equivalent of 18.5% of Avangrid’s common stock issued and outstanding;

•	the estimated fair value of Avangrid common stock issued to UIL shareowners was determined based on the closing market price of the UIL common stock on December 16, 2015, with the $10.50 cash portion of the merger consideration included in this closing market price, and the number of shares of Avangrid common stock issued to UIL shareowners was based on the number of shares of UIL common stock outstanding on December 16, 2015 plus the number of shares of vested restricted common stock of UIL, performance awards and other UIL shares on December 16, 2015 after applying an equity exchange factor.

Avangrid was a private company up until the Acquisition Date and the fair value of its common shares was not readily available. ASC 805 addresses a business combination scenario where the transaction-date fair value of the acquiree’s equity interests may be more reliably measurable than the transaction-date fair value of the acquirer’s equity interests. In such cases, ASC 805 requires the acquirer to use the transaction-date fair value of the acquiree’s equity interests instead of the transaction-date fair value of acquirer’s equity interests transferred.

As UIL’s common stock was publicly traded in an active market up until the Acquisition Date, Avangrid determined that UIL’s common stock is more reliably measurable than the common stock of Avangrid to determine the fair value of the consideration transferred in the transaction. The quoted price of UIL shares has been determined to be the most factually supportable measure available to support the determination of the fair value of the consideration transferred, given the market participant element of a widely held stock in an actively traded market. Under this approach, a preliminary estimate of fair value of Avangrid common stock issued to the UIL shareowners in the business combination represents the purchase consideration in the business combination, which was computed as follows:

(in millions, except share data)
Common shares(1)	56,629,377
Price per share of UIL common stock as of the Acquisition Date(6)	$50.10
Estimated subtotal value of common shares	$2,837
Restricted stock units(2)	476,198
Other shares(3)	12,999
Equity exchange factor	1.2806
Total restricted and other shares after applying an equity exchange factor	626,473
Price per share used(5)	$39.60
Estimated subtotal value of restricted and other shares	$25
Total shares of Avangrid common stock issued to UIL shareowners	57,255,850
Performance shares(4)	211,904
Equity exchange factor	1.2806
Total performance shares after applying an equity exchange factor	271,368
Price per share used(5)	$39.60
Estimated subtotal value of performance shares	$11
Total estimated consideration	$2,873

(1)	Based on UIL’s common shares outstanding on December 16, 2015.
(2)	Based on UIL’s shares of vested restricted stock.
(3)	Based on UIL’s restricted shares vested upon the change in control.
(4)	Based on UIL’s vested performance shares award.
(5)	Based on the closing share price of UIL common stock on December 16, 2015 less the cash component of $10.50, which is not applicable to restricted, performance and other shares.
(6)	The $50.10 share price used in calculating the estimated purchase consideration represents the closing share price of UIL common stock on December 16, 2015, the Acquisition Date. UIL share price was used because, as a privately held company, Avangrid did not have a readily observable market price at the Acquisition Date. When evaluating the trading value of UIL common stock as an estimate of the fair value of the estimated consideration exchanged, management determined that the trading value of UIL already reflects the cash consideration of $10.50 per share. Upon announcement of the merger on February 25, 2015, the UIL stock price increased from $42.33, the stock price at the close on the day immediately preceding the announcement, to $52.07. This increase is likely attributable to the announcement of the total consideration payable to the holders of UIL common stock in the merger, which includes both the equity and the cash component. The following is a summary of the components of the estimated consideration transferred to UIL’s shareowners:

(in millions, except share data)
Cash ($10.50 x number of UIL common shares outstanding at the Acquisition Date - 56,629,377)	$595
Equity	2,278

Total estimated consideration	$2,873

The final purchase accounting to be determined in accordance with ASC 805 is dependent upon certain valuations that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. With the transaction completed, final valuations will be performed and management anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the measurement period following the Acquisition Date. Differences between these preliminary estimates and the final purchase accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position.

The following is a summary of the preliminary allocation of the purchase price as reflected in the unaudited pro forma combined balance sheet as of September 30, 2015:

(in millions)
Current assets	$563
Other investments	138
Property, plant and equipment, net	3,485
Regulatory assets	814
Other assets	53
Current liabilities	(435)
Regulatory liabilities	(524)
Non-current debt	(1,902)
Other liabilities	(1,095)

Total net assets acquired at fair value	1,097

Goodwill – consideration transferred in excess of fair value assigned	1,776

Total estimated consideration (see note 6 above)	$2,873

For the majority of UIL’s assets and liabilities, primarily property, plant and equipment, fair value was determined to be the respective carrying amounts. UIL’s operations are conducted in a regulated environment where the regulatory authority allows a reasonable rate of return on the carrying amount of the regulated asset base. In addition, the fair value adjustment to non-current debt has been reflected on the pro forma balance sheet with an offsetting regulatory asset based upon the expectation that if these fair value adjustments are realized, a portion of such amounts would be reflected in the future customer rates.

Based on the above, the pro forma adjustments related to the purchase accounting included in the unaudited pro forma combined financial information are explained below:

(A)	This adjustment is to record cash consideration paid to UIL’s shareowners of $595 million based on the $10.50 cash payment per share multiplied by the number of UIL common shares outstanding at the Acquisition Date. It also includes the funding obligation of approximately $25 million related to certain contractual change in control obligations of UIL (refer to note C below) and $42 million of estimated transaction costs not reflected in the historical financial statements and expected to be incurred in the future.

(B)	This adjustment is to record the tax effect of the estimated transaction costs mentioned in note A above. Because the tax rate used for these pro forma financial statements is an estimate, it may vary from the actual effective rate in periods subsequent to the transaction.

(C)	This adjustment is to record approximately $25 million related to certain contractual change in control funding obligations of UIL existing deferred compensation plans.

(D)	This adjustment reflects the write-off of the historical UIL’s goodwill of $266 million and to record pro forma goodwill of $1,776 million resulting from purchase accounting.

(E)	This adjustment is to record non-current debt at its estimated fair value resulting from purchase accounting. Also includes an adjustment of $130 million to regulatory assets to offset the fair value adjustment to the regulatory component of the non-current debt. The fair value amortization impact to the income statement was to decrease interest expense by approximately $6 million and $8 million for the nine months ended September 30, 2015 and for the year ended December 31, 2014, respectively.

(F)	This adjustment is to record the tax effect of the corresponding fair value adjustment to the non-current debt resulting from purchase accounting. The tax rate used for these pro forma financial statements is an estimate and it may vary from the actual effective rate in periods subsequent to the transaction.

(G)	This adjustment is to record the following affecting equity: (1) a negative impact of $1,388 million to remove the book value of the net assets acquired from UIL as part of the business combination, (2) a positive impact of $2,278 million to equity representing the issuance of Avangrid common stock to UIL shareowners as part of the business combination and (3) a negative impact of $25 million representing estimated transaction costs, net of taxes, not reflected in the historical financial statements and expected to be incurred in the future.

(H)	This adjustment is to eliminate accrued transaction costs of $26 million representing non-recurring expenses directly related to the transaction and accrued by Avangrid and UIL.

(I)	This adjustment is to record the tax effect of $11 million associated with the accrued transaction costs mentioned in note H above and the tax effect of $2 million associated with the interest expense relating to recording the non-current debt at its estimate fair value mentioned in note E above. The tax rate used for these pro forma financial statements is an estimate and it may vary from the actual effective rate in periods subsequent to the transaction.

(J)	This adjustment is to record the tax effect of $3 million associated with the interest expense relating to recording the non-current debt at its estimated fair value mentioned in note E above. The tax rate used for these pro forma financial statements is an estimate and it may vary from the actual effective rate in periods subsequent to the transaction.

Reporting Reclassifications

(K)	These reclassifications have been made to the historical balance sheet and historical income statements of UIL to conform to the presentation and classification used in the historical financial statements of Avangrid.

4.	Pro Forma Earnings Per Share

The pro forma earnings per share calculation reflects the shares of Avangrid issued to Iberdrola, S.A. and to UIL shareowners, after giving effect to the transaction, as follows:

Total shares held by Iberdrola, S.A.	243
Total shares issued to Iberdrola, S.A. (1)	252,234,989
Total shares issued to UIL shareowners (2)	57,255,850

Pro forma weighted-average shares used in computing earnings per share – basic and diluted	309,491,082

(1)	Together with the 243 shares of Avangrid common stock held by Iberdrola, S.A., represents 81.5% of the total aggregate number of shares of common stock of the combined company.
(2)	Represents 18.5% of the total aggregate number of shares of common stock of the combined company.

Pro forma earnings per share for the nine months ended September 30, 2015

(in millions except per share data)
Pro forma net income for the nine months ended September 30, 2015	$279
Pro forma weighted-average shares used in computing earnings per share – basic and diluted	309
Pro forma earnings per share for the nine months ended September 30, 2015 – basic and diluted	$0.90

Pro forma earnings per share for the year ended December 31, 2014

(in millions except per share data)
Pro forma net income for the year ended December 31, 2014	$539
Pro forma weighted-average shares used in computing earnings per share – basic and diluted	309
Pro forma earnings per share for the year ended December 31, 2014 – basic and diluted	$1.74

The pro forma earnings per share presented in this unaudited combined pro forma financial information vary significantly from the actual earnings per share of Avangrid included in the historical financial statements of Avangrid given that the pro forma earnings per share calculation takes into consideration the issuance of 309,490,839 shares by Avangrid as a consequence of its merger with UIL. Avangrid’s number of shares outstanding was 243 during all prior periods, all of which shares were owned by Iberdrola, S.A.